                                                                   EXHIBIT 10.59

Execution copy
--------------



                               LICENSE AGREEMENT


                                    BETWEEN


                      INCARA PHARMACEUTICALS CORPORATION


                                      AND


                           INCARA DEVELOPMENT, LTD.



Portions of this exhibit marked [*] have been omitted pursuant to a request for confidential treatment.

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                               TABLE OF CONTENTS


1    DEFINITIONS

2    INCARA LICENSE TO NEWCO

3    INTELLECTUAL PROPERTY

4    [*] AFTER ACQUIRED TECHNOLOGY

5    FINANCIAL PROVISIONS

6    RIGHT OF INSPECTION AND AUDIT

7    REPRESENTATIONS AND WARRANTIES

8    TERM AND TERMINATION

9    CONFIDENTIAL INFORMATION

10   GOVERNING LAW AND JURISDICTION

11   IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE

12   ASSIGNMENT

13   NOTICES

14   MISCELLANEOUS



[*] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

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THIS AGREEMENT made this 19 January 2001

between:

(1) Incara Pharmaceuticals Corporation (formerly Intercardia, Inc.), a corporation duly incorporated and validly existing under the laws of Delaware and having its principal place of business at 3200 East Highway 54, Cape Fear Building, Suite 300, Research Triangle Park, North Carolina 27709, United States of America;

(2) Incara Development, Ltd., an exempted limited liability company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("Newco"); and

(3) Elan Corporation, plc., a public limited company incorporated under the laws of Ireland, and having its registered office at Lincoln House, Lincoln Place, Dublin 2.


RECITALS:
---------

A. Simultaneously herewith, Elan, Incara, EIS, EPIL and Newco are entering into the JDOA for the purpose of recording the terms and conditions of the joint venture and of regulating their relationship with each other and certain aspects of the affairs of, and their dealings with Newco.

B. Newco desires to enter into this Agreement with Incara so as to permit Newco to utilize the Incara Intellectual Property in making, having made, importing, using, offering for sale and selling the Products in the Field in the Territory.

C. Simultaneously herewith Newco and Elan are entering into the Elan License Agreement relating to Newco's use of the Elan Intellectual Property.


1    DEFINITIONS

1.1  In this Agreement unless the context otherwise requires:

     "Affiliate" shall mean any corporation or entity controlling, controlled or under the common control of Elan or Incara or any third party, as the case may be, excluding, in the case of Elan, an Elan JV. For the purpose of this definition, (i) "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors; and (ii) Newco shall not be an Affiliate of Elan or EIS or Incara.

     "After Acquired Technology" shall have the meaning as such term is defined in Clause 4.

     "Agreement" shall mean this license agreement (which expression shall be deemed to include the Recitals and Schedules hereto).

     "Business Plan" shall have the meaning, as such term is defined in the JDOA.

     "Compound" shall mean the compound identified by Incara as OP2000, an ultra low molecular weight heparin, the structure of which is described in
     Schedule 1, and in the Incara Patents.

     "Confidential Information" shall have the meaning, as such term is defined in Clause 9.

     "Definitive Documents" shall mean the definitive agreements relating to the transaction including finance, stock purchase, research and license agreements.

     "Effective Date" shall mean the date of this Agreement.

     "EIS" shall mean Elan International Services, Ltd., a Bermuda exempted limited liability company having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda.

     "Elan" shall mean EPIL and Affiliates and subsidiaries of Elan Corp within the division of Elan Corp carrying on business as Elan Pharmaceutical Technologies. For the avoidance of doubt, "Elan" shall exclude the Excluded Entities.

     "Elan Corp" shall mean Elan Corporation, plc., a public limited company incorporated under the laws of Ireland.

     "Elan Improvements" shall have the meaning as such term is defined in the Elan License Agreement.

     "Elan Intellectual Property" shall mean the Elan Know-How, the Elan Patents and the Elan Improvements.

     For the avoidance of doubt, Elan Intellectual Property shall exclude inventions, patents and know-how owned, licensed or controlled by the Excluded Entities.

     "Elan JV" shall mean an entity that Elan and a third party (i) establish or have established, (ii) take shareholdings in or have a right to take shareholdings in, and (iii) grant certain licenses in and to certain intellectual property rights for the purpose of implementing a strategic alliance.

     "Elan Know-How" shall have the meaning as such term is defined in the Elan License Agreement.

     "Elan License" shall have the meaning set forth in Clause 2.1 of the Elan License Agreement.

     "Elan License Agreement" shall mean that certain license agreement, of even date herewith, entered into between Elan and Newco.

     "Elan Patents" shall have the meaning as such term is defined in the Elan License Agreement.

     "EPIL" or "Elan Pharma International Limited" shall mean Elan Pharma International Limited, a private limited company incorporated under the laws of Ireland.

     "Excluded Entities" shall mean The Liposome Company, Inc. and its subsidiaries; Axogen Limited; Neuralab Limited; Dura Pharmaceuticals, Inc. and its subsidiaries; and Affiliates (present or future) of Elan Corp within the division of Elan Corp carrying on business as Elan Pharmaceuticals which incorporates, inter alia, EPIL (only to the extent that it is the owner of patents, know-how or other intellectual property or technology invented and/or developed within the division of Elan Corp carrying on business as Elan Pharmaceuticals), Athena Neurosciences, Inc., Elan Pharmaceuticals, Inc. and Elan Europe Limited

     "Field" shall mean the treatment and/or amelioration of any gastro-intestinal disease by the administration of the Product. For the avoidance of doubt, gastro-intestinal disease includes inflammatory bowel disease (including ulcerative colitis and Crohn's Disease).

     "Financial Year" shall mean each year commencing on 1 January (or in the case of the first Financial Year, the Effective Date) and expiring on 31 December of each year.

     "Incara" shall mean Incara Pharmaceuticals Corporation (formerly Intercardia, Inc.), a Delaware corporation and its Affiliates.

     "Incara Exhibit A Patents" shall mean, subject to Clause 4.3, any and all rights under any and all patent applications and/or patents, now existing, currently pending or hereafter filed or obtained or licensed by Incara relating to the Compound as set forth in Schedule 2, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, any foreign counterparts thereof and all patents issuing on any of the foregoing and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof and any foreign counterparts thereof.

     "Incara Exhibit B Patents" shall mean, subject to Clause 4.3, any and all rights under any and all patent applications and/or patents, now existing, currently pending or hereafter filed or obtained or licensed by Incara relating to the Compound as set forth in Schedule 3, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, any foreign counterparts thereof and all patents issuing on any of the foregoing and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof and any foreign counterparts thereof.

     "Incara Improvements" shall mean improvements to the Incara Exhibit A Patents, the Incara Exhibit B Patents and/or the Incara Know-How, developed (i) by Incara outside the Project, (ii) by Incara, Elan or Newco or by a third party (under contract with Newco) pursuant to the Project, and/or (iii) jointly by any combination of Incara, Elan, Newco or a third party (under contract with Newco) pursuant to the Project, except as limited by agreements with third parties.

     Subject to third party agreements, Incara Improvements shall constitute part of Incara Intellectual Property and be included in the sublicense of the Incara Intellectual Property pursuant to Clause 2.1 solely for the purposes set forth therein. If the inclusion of a Incara Improvement in the license of Incara Intellectual Property is restricted or limited by a third party agreement, Incara shall use reasonable commercial efforts to minimize any such restriction or limitation.

     "Incara Intellectual Property" shall mean the Incara Know-How, the Incara Patents and the Incara Improvements.

     "Incara Know-How" shall mean, subject to Clause 4.3, any and all rights owned, licensed or controlled by Incara to any scientific, pharmaceutical or technical information, data discovery, invention (whether patentable or not), know-how, substances, techniques, processes, systems, formulations and designs and expertise relating to the Compound which is not generally known to the public.

     "Incara License Agreement" shall mean the license agreement to be entered into by Incara and Newco on the Effective Date.

     "Incara Patents" shall mean the Incara Exhibit A Patents and the Incara Exhibit B Patents.

     "Incara Sublicense" shall have the meaning set forth in Clause 2.1.

     "Incara Trademark(s)" shall mean one or more trademarks, trade names, or service marks that are owned or licensed by or on behalf of Incara which Incara may nominate and approve in writing from time to time for use in connection with the sale or promotion of the Products by Newco.

     "JDOA" shall mean that certain subscription, joint development and operating agreement, of even date herewith, by and between Incara, Elan, EIS and Newco.

     "Licensed Technologies" shall mean the Incara Intellectual Property and the Elan Intellectual Property.

     "Licenses" shall mean the Incara License and the Elan License.

     "License Agreements" shall mean this Agreement and the Elan License Agreement.

     "Management Committee" shall have the meaning, as such term is defined in the JDOA.

     "Newco Intellectual Property" shall mean all rights to patents, know-how and other intellectual property arising out of the conduct of the Project by any person, including any technology acquired by Newco from a third party, that does not constitute Elan Intellectual Property or Incara Intellectual Property.

     For the avoidance of doubt, any preclinical and clinical data and/or toxicity, stability and pharmacological data generated pursuant to the Project relating to the Compound shall constitute Newco Intellectual Property.

     For the further avoidance of doubt, any patent application filed by Newco, or by Elan or Incara on behalf of Newco, and any patent issued pursuant thereto, covering a Product shall constitute Newco Intellectual Property.

     "Opocrin" shall mean Opocrin S.p.A., a corporation organized under the laws of Italy.

     "Opocrin Agreement" shall mean the License, Development, Marketing and Clinical Trials Supply Agreement dated 20 July 1998 between Opocrin and Incara (as amended by amendment agreement dated 15 September 2000).

     "Party" shall mean Incara or Newco, as the case may be, and "Parties" shall mean Incara and Newco.

     "Product(s)" shall mean:

     (i) the System containing or packaged with the Compound developed pursuant to the Project; and/or

     (ii) an injectable (including, for the avoidance of doubt, by intramuscular injection, intravenous injection, or subcutaneous injection) formulation of the Compound developed pursuant to the Project.

     For the avoidance of doubt, "Product" shall exclude any oral formulation of heparin or any heparinoid.

     "Project" shall mean all activities as undertaken by Incara, Elan and Newco in order to develop the Products.

     "R&D Committee" shall have the meaning, as such term is defined in the JDOA.

     "R&D Program(s)" shall mean any research and development program(s) commenced by Newco pursuant to the Project.

     "System" shall have the meaning as such term is defined in the Elan License Agreement.

     "Term" shall have the meaning set forth in Clause 8.

     "Territory" shall mean all the countries of the world, except Japan and Korea.

     "United States Dollar" and "US$" shall mean the lawful currency for the time being of the United States of America.

1.2  In this Agreement:

     1.2.1 The singular includes the plural and vice versa, and the masculine includes the feminine and vice versa and the neuter includes the masculine and the feminine.

     1.2.2 Any reference to a Clause or Schedule shall, unless otherwise specifically provided, be to a Clause or Schedule of this Agreement.

     1.2.3 The headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.


2    INCARA SUBLICENSE TO NEWCO

2.1 In consideration of the mutual covenants contained herein and the provisions of Clause 5.1, Incara hereby grants the following sublicenses to Newco for the Term subject to the Opocrin Agreement:

     2.1.1 [*] sublicense to the Incara Exhibit A Patents, the Incara Know-How and the Incara Improvements (except to the extent comprising improvements to the Incara Exhibit B Patents) to make, have made, import, use, offer for sale and sell the Products in the Field in the Territory; and

     2.1.2 [*] sublicense to the Incara Exhibit B Patents and the Incara Improvements which comprise improvements to the Incara Exhibit B Patents to make, have made, import, use, offer for sale and sell the Products in the Field in the Territory

     (together the "Incara Sublicense").

     If Opocrin licenses or otherwise grants any additional rights relating to the Compound to Incara pursuant to the Opocrin Agreement (including but not limited to the additional rights described in Clause 3.2 and Clause 3.3(a) of the Opocrin Agreement), Incara shall forthwith grant Newco an appropriate sublicense of such additional rights to make, have made, import, use, offer for sale and sell the Products in the Field in the Territory.

2.2 [*] shall be responsible for payments related to the financial provisions and obligations of any third party agreement with respect to the Incara Intellectual

[*] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

     Property to which it is a party on the Effective Date (including amendments thereto) (the "[*] Effective Date Agreements"), including any royalty or other compensation obligations triggered thereunder on the Effective Date, or triggered thereunder after the Effective Date, subject to the following:.

     2.2.1 [*] shall be responsible for payments related to the financial provisions and obligations set forth in Clauses 4.1(b) and Clause 4.1(e) of the Opocrin Agreement;

     2.2.2 [*] shall be responsible for payments related to the financial provisions and obligations set forth in Clauses 4.1(c), Clause 4.1(d), Clause 4.1(f), Clause 4.1(g) and Clause 5.1 of the Opocrin Agreement.

2.3 Elan shall be a third party beneficiary under this Agreement and shall have the right to cause Newco to enforce Newco's rights under this Agreement against Incara.

2.4 Notwithstanding anything contained in this Agreement to the contrary, Incara shall have the right outside the Field and subject to the [*] provisions of Clause 4 to exploit and grant licenses and sublicenses of the Incara Intellectual Property.

     For the avoidance of doubt, Newco shall have no right to use the Incara Intellectual Property outside the Field.

2.5 Except as provided in Clause 11 of the JDOA, Newco shall not be permitted to assign, license or sublicense any of its rights under the Incara Intellectual Property without the prior consent in writing of Incara.

2.6 Any agreement between Newco and any permitted third party for the development or exploitation of the Incara Intellectual Property shall require such third party to maintain the confidentiality of all information concerning the Incara Intellectual Property.

     Insofar as the obligations owed by Newco to Incara are concerned, Newco shall remain responsible for all acts and omissions of any permitted sub-licensee, including Elan, as if they were acts and omissions by Newco.

2.7 In the event that the Management Committee, by unanimous agreement, terminates any R&D Program in respect of any Compound ("Abandoned Compound") pursuant to Clause 2.3 of the JDOA:

     2.7.1 Newco and Elan shall confirm to Incara in writing that the Incara License has terminated insofar as it previously related to the Abandoned Compound; and

     2.7.2 Incara will cease to be bound by the [*] obligations set forth in Clause 4 in respect of the Abandoned Compound, and the Parties shall discuss in good faith what additional amendments are required to this Agreement.

[*] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

3    INTELLECTUAL PROPERTY

3.1  Ownership of Intellectual Property:
     -----------------------------------

     3.1.1  Newco shall own the Newco Intellectual Property.

     3.1.2  Incara shall own the Incara Intellectual Property.

3.2  Trademarks:
     -----------

     3.2.1 Incara hereby grants to Newco for the Term [*] license to use the Incara Trademarks solely to research, develop, make, have made, import, use, offer for sale and sell the Products in the Field in the Territory and the following provisions shall apply as regards the license of the Incara Trademarks by Incara to Newco hereunder:

            (1) Newco shall ensure that each reference to and use of an Incara Trademark by Newco is in a manner approved by Incara and accompanied by an acknowledgement, in a form approved by Incara, that the same is a trademark (or registered trademark) of Incara.

                 From time to time, upon the reasonable request of Incara, Newco shall submit samples of the Product to Incara or its duly appointed agent to ensure compliance with quality standards and specifications. Incara, or its duly appointed agent, shall have the right to inspect the premises of Newco where the Product is manufactured, held or stored, and Newco shall permit such inspection, upon advance notice at any reasonable time, of the methods and procedures used in the manufacture, storage and sale of the Product. Newco shall not sell or otherwise dispose of any Product under the Incara Trademarks that fails to comply with the quality standards and specifications referred to in this Clause 3.2, as determined by Incara.

            (2) Newco shall not use an Incara Trademark in any way which might materially prejudice its distinctiveness or validity or the goodwill of Incara therein.

            (3) The parties recognize that the Incara Trademarks have considerable goodwill associated therewith. Newco shall not use in relation to the Products any trademarks other than the Incara Trademarks (except the Elan Trademarks (as defined in the Elan License Agreement) licensed to Newco under the Elan License Agreement) without obtaining the prior consent in writing of Incara, which consent may not be unreasonably withheld. However, such use must not conflict with the use and display of the Incara Trademark and such use and display must be approved by Incara.

[*] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

            (4) Newco shall not use in the Territory any trademarks or trade names so resembling the Incara Trademark as to be likely to cause confusion or deception.

            (5) Newco shall promptly notify Incara in writing of any alleged infringement or unauthorized use of which it becomes aware by a third party of the Incara Trademarks and provide Incara with any applicable evidence of infringement or unauthorized use.

            (6) Newco shall favorably consider promoting and using the Incara Trademarks in each country of the Territory and provide proof of such use upon request by Incara.

            (7) Newco shall not be permitted to assign or sublicense any of its rights under the Incara Trademarks without the prior written consents of Incara.

     3.2.2 Incara may, at its sole discretion and expense, file and prosecute applications to register and maintain registrations of the Incara Trademarks in the Territory. Newco shall reasonably co-operate with Incara in such efforts.

     3.2.3 Incara will be entitled to conduct all enforcement proceedings relating to the Incara Trademarks and shall at its sole discretion decide what action, if any, to take in respect to any enforcement proceedings of the Incara Trademarks or any other claim or counter-claim brought in respect to the use or registration of the Incara Trademarks. Any such proceedings shall be conducted at Incara's expense and for its own benefit. Newco and Elan shall reasonably cooperate with Incara in such efforts.

     3.2.4 Newco shall promptly notify Incara in writing in the event that any Incara Trademark has been challenged by a third party in a judicial or administrative proceeding in a country in the Territory as infringing on the rights of a third party and Incara shall have the first right to decide whether or not to defend such allegations, or to adopt an alternative mark. If Incara decides not defend the Incara Trademark, then Newco may request Incara to defend the Incara Trademark, at Newco's expense, unless such requested defense is believed by Incara to be unsubstantiated and without merit. In such a case, Incara may elect not to initiate defense proceedings.

     3.2.5 Newco will have no ownership rights in respect of the Incara Trademarks or of the goodwill associated therewith, and Newco hereby acknowledges that, except as expressly provided in this Agreement, it shall not acquire any rights in respect thereof and that all such rights and goodwill are, and will remain, vested in Incara.

     3.2.6 Nothing in this Agreement shall be construed as a warranty on the part of Incara regarding the Incara Trademarks, including without limitation, that use of the Incara Trademarks in the Territory will not infringe the rights of any third parties. Accordingly, Newco acknowledges and agrees that Incara makes no such warranty.

     3.2.7 Incara assumes no liability to Newco or to any third parties with respect to the quality, performance or characteristics of any of the goods manufactured or sold by Newco under the Incara Trademarks pursuant to this Agreement.


4    [*] AFTER ACQUIRED TECHNOLOGY

4.1  [*]

4.2  [*]

4.3  If, after the Effective Date, Incara:

     4.3.1 licenses or otherwise acquires from a third party know-how or patent rights relating to the Incara Intellectual Property in the Field in the Territory; or

     4.3.2 acquires or merges with a third party entity that has know-how or patent rights relating to the Incara Intellectual Property in the Field in the Territory;

     ("After Acquired Technology")

     Incara shall offer to license the After Acquired Technology to Newco (subject to existing contractual obligations) solely to make, have made, import, use, offer for sale and sell the Products in the Field in the Territory, on commercially reasonable terms, as would be offered to an independent third party negotiating in good faith on an arm's length basis, for a reasonable period under the prevailing circumstances.

     If Newco, by unanimous decision of the Management Committee, determines that Newco should not acquire such license, Incara shall be free to fully exploit the After Acquired Technology, whether inside or outside the Field, and to grant to third parties licenses and sublicenses with respect thereto.

5    FINANCIAL PROVISIONS

5.1  Royalties:
     ----------

     Prior to the commercialization of the Products, the Management Committee shall consider and if appropriate, determine reasonable royalties on Net Sales with respect to the commercialization of the Products by Newco that shall be payable by Newco to Incara and Elan Corp and EPIL, and [*] by Incara and Elan Corp and EPIL [*] with Incara's and EIS' [*].

[*] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

     At such time, the Management Committee will agree on an appropriate definition of "Net Sales" as such term is used in this Agreement.

     The provisions set forth in Clauses 5.2 to 5.7 and 6 relate to the payment of any royalties which the Management Committee may determine to be payable by Newco to Incara under this Agreement.

5.2 Payment of royalties pursuant to Clause 5.1 shall be made [*] in arrears during each Financial Year within 30 days after the expiry of the [*]. The method of payment shall be by wire transfer to an account specified by Incara. Each payment made to Incara shall be accompanied by a true accounting of all Products sold by Newco's permitted sublicensees, if any, during such [*].

     Such accounting shall show, on a country-by-country and Product-by-Product basis, Net Sales (and the calculation thereof) and each calculation of royalties with respect thereto, including the calculation of all adjustments and currency conversions.

5.3 Newco shall maintain and keep clear, detailed, complete, accurate and separate records for a period of [*] years:

     5.3.1 to enable any royalties on Net Sales that shall have accrued hereunder to be determined; and

     5.3.2 to enable any deductions made in the Net Sales calculation to be determined.

5.4 All payments due hereunder shall be made in United States Dollars. Payments due on Net Sales of any Product for each calendar quarter made in a currency other than United States Dollars shall first be calculated in the foreign currency and then converted to United States Dollars on the basis of the exchange rate in effect on the last working day for such quarter for the purchase of United States Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) with respect to the currency of the country of origin of such payment, determined by averaging the rates so quoted on each business day of such quarter.

5.5 If, at any time, legal restrictions in the Territory prevent the prompt payment when due of royalties or any portion thereof, the Parties shall meet to discuss suitable and reasonable alternative methods of paying Incara the amount of such royalties. In the event that Newco is prevented from making any payment under this Agreement by virtue of the statutes, laws, codes or government regulations of the country from which the payment is to be made, then such payments may be paid by depositing them in the currency in which they accrue to Incara's account in a bank acceptable to Incara in the country the currency of which is involved or as otherwise agreed by the Parties.

[*] Confidential Treatment Requested; Certain Information Omitted and Filed
     Separately with the SEC.

5.6 Incara and Newco agree to co-operate in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available.

5.7 Any taxes payable by Incara on any payment made to Incara pursuant to this Agreement shall be for the account of Incara. If so required by applicable law, any payment made pursuant to this Agreement shall be made by Newco after deduction of the appropriate withholding tax, in which event the Parties shall co-operate to obtain the appropriate tax clearance as soon as is practicable. On receipt of such clearance, Newco shall forthwith arrange payment to Incara of the amount so withheld.


6    RIGHT OF INSPECTION AND AUDIT

6.1 [*] during each Financial Year, or more often not to exceed [*] as reasonably requested by Incara, Newco shall permit Incara or its duly authorized representatives, upon reasonable notice and at any reasonable time during normal business hours, to have access to inspect and audit the accounts and records of Newco and any other book, record, voucher, receipt or invoice relating to the calculation of the royalty payments on Net Sales.

     Any such inspection of Newco's records shall be at the expense of [*], except that if any such inspection reveals a deficiency in the amount of the royalty actually paid to Incara hereunder in any Financial Year quarter of [*]% or more of the amount of any royalty actually due to Incara hereunder, then the expense of such inspection shall be borne solely by [*]. [*] shall promptly pay to Incara any amount of deficiency.

     If such inspection reveals a surplus in the amount of royalties actually paid to Incara by Newco, Incara shall reimburse Newco the surplus within 15 days after determination.

6.2 In the event of any unresolved dispute regarding any alleged deficiency or overpayment of royalty payments hereunder, the matter will be referred to an independent firm of chartered accountants chosen by agreement of Elan and Incara for a resolution of such dispute. Any decision by the said firm of chartered accountants shall be binding on the Parties.


7    REPRESENTATIONS AND WARRANTIES

7.1 Incara represents and warrants to Newco and Elan, as of the Effective Date, as follows:

     7.1.1 Incara has the right to grant the Incara Sublicense and Incara has obtained all necessary consents under the Opocrin Agreement;

[*] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

     7.1.2 there are no agreements between Incara and any third party that conflict with the Incara Sublicense;

     7.1.3 there are no proceedings pending against Incara in connection with the Incara Intellectual Property in relation to the Field;

     7.1.4 the Compound falls within the claims of at least one claim of each of the Incara Exhibit A Patents.

7.2 Incara further agrees and represents and warrants to Newco and Elan, as of the Effective Date, as follows:

     7.2.1  the Opocrin Agreement is valid and in full force and effect;

     7.2.2 there are no existing or claimed defaults by Incara, and to Incara's best knowledge by any other party, under any of the Opocrin Agreement and no event, act or omission has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default under the Opocrin Agreement by Incara, or to Incara's best knowledge by any other party;

     7.2.3 during the Term, Incara will fully comply with all of the terms and conditions of the Opocrin Agreement. Incara will enforce its rights under the Opocrin Agreement and Incara will not assign its rights under the Opocrin Agreement (other than to Elan pursuant to the Incara License Agreement); and

     7.2.4 during the Term, Incara will keep Newco and Elan fully informed with respect to Incara's transactions, arrangements and business under the Opocrin Agreement that relate to Newco and/or the transactions contemplated hereunder, and Incara shall provide Newco and Elan with any written notices delivered by any party thereunder.

7.3 During the Term, Incara shall not amend, modify, or waive any of its rights under the Opocrin Agreement in any manner that would have a material impact on Newco without the prior written consent of the Management Committee (by the unanimous vote of its members).

     For the avoidance of doubt, Incara shall not terminate any of its rights under the Opocrin Agreement without the prior written consent of the Management Committee (by the unanimous vote of its members).

7.4 Subject to the provisions of Clause 2.2.2, Incara shall indemnify and hold harmless Newco and Elan against all costs, claims and liabilities in respect of any claims or proceedings which may be taken by Opocrin under the Opocrin Agreement against Newco and/or Elan which arise from the performance or non-performance by Incara of any of its obligations under the Opocrin Agreement.

7.5 In addition to any other indemnities provided for herein, Incara shall indemnify and hold harmless Newco and its Affiliates and their respective employees, agents, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by Newco arising out of or in connection with any:

     7.5.1 breach of any representation, covenant, warranty or obligation by Incara hereunder; or

     7.5.2 negligent act or omission on the part of Incara or any of its respective employees, agents, officers and directors in the performance of this Agreement.

7.6 In addition to any other indemnities provided for herein, Newco shall indemnify and hold harmless Incara and its Affiliates and their respective employees, agents, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by Incara arising out of or in connection with any:

     7.6.1 breach of any representation, covenant, warranty or obligation by Newco hereunder; or

     7.6.2 negligent act or omission on the part of Newco or any of its agents or employees in the performance of this Agreement.

7.7  The Party seeking an indemnity shall:

     7.7.1 fully and promptly notify the other Party of any claim or proceeding, or threatened claim or proceeding;

     7.7.2 permit the indemnifying Party to take full care and control of such claim or proceeding;

     7.7.3 co-operate in the investigation and defense of such claim or proceeding;

     7.7.4 not compromise or otherwise settle any such claim or proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld conditioned or delayed; and

     7.7.5 take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding.

7.8 EXCEPT AS SET FORTH IN THIS CLAUSE 7, INCARA IS GRANTING THE INCARA SUBLICENSE HEREUNDER ON AN "AS IS" BASIS WITHOUT REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

7.9 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, INCARA AND NEWCO SHALL NOT BE LIABLE TO THE OTHER BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

8.   TERM AND TERMINATION

8.1 The term of this Agreement shall commence as of the Effective Date and shall, subject to the rights of termination outlined in this Clause 8 and the provisions of applicable laws, expire on the last to occur of:

     8.1.1 the date [*] within the Incara Intellectual Property and the Elan Intellectual Property in the Territory; or

     8.1.2 the date which is [*] years following the date of the first commercial sale of a Product in the Territory

     (the "Term")

8.2 If either Party commits a Relevant Event, the other Party shall have, in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement upon 30 days' prior written notice to the defaulting Party.

8.3 For the purpose of this Clause 8, a "Relevant Event" is committed by a Party if:

     8.3.1 such Party commits a material breach of its representations, warranties or obligations under this Agreement or the JDOA and fails to cure it within [*] days of being specifically required in writing to do so by the other Party; provided, that if the breaching Party has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured the breach by the [*] day, such period shall be extended by such period as is reasonably necessary to permit the breach to be cured, provided that such period shall not be extended by more than [*] days, unless otherwise agreed in writing by the Parties;

     8.3.2 a distress, execution, sequestration or other process is levied or enforced upon or sued out against a material part of its property which is not discharged or challenged within [*] days;

[*] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

     8.3.3  it is unable to pay its debts in the normal course of business;

     8.3.4 it ceases wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation, without the prior written consent of the other Party (such consent not to be unreasonably withheld);

     8.3.5 the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of such Party or over all or substantially all of its assets under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland;

     8.3.6 an application or petition for bankruptcy, corporate re-organisation, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland, is filed, and is not discharged within [*] days, or a Party applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues or the assets and/or the business of a Party are for any reason seized, confiscated or condemned.

8.4  Upon expiration or termination of the Agreement:

     8.4.1. any sums that were due from Newco to Incara on Net Sales in the Territory or in such particular country or countries in the Territory (as the case may be) prior to the expiration or termination of this Agreement as set forth herein shall be paid in full within 60 days after the expiration or termination of this Agreement for the Territory or for such particular country or countries in the Territory (as the case may be);

     8.4.2 any provisions that expressly survive termination or expiration of this Agreement, including without limitation this Clause 8, shall remain in full force and effect;

     8.4.3 all representations, warranties and indemnities shall insofar as are appropriate remain in full force and effect;

     8.4.4 the rights of inspection and audit set out in Clause 6 shall continue in force for a period of [*];

     8.4.5 subject to Clause 8.4.7, all rights and licenses granted to Newco pursuant to this Agreement and to the Incara Intellectual Property pursuant to the JDOA (including the rights of Newco pursuant to Clause 10 of the JDOA) shall cease for the Territory or for such particular country or countries in the Territory (as the case may be) and shall revert to or be transferred to Incara, and Newco

[*] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

            shall not thereafter use in the Territory or in such particular country or countries in the Territory (as the case may be) any rights covered by this Agreement;

     8.4.6 all rights to Newco Intellectual Property shall be assigned to and jointly owned by Elan and Incara and may be exploited by both Incara and Elan separately provided that Elan and Incara shall co-operate reasonably in the prosecution and maintenance of patents claiming such technology and rights and provided further that nothing hereunder shall grant, or be construed to grant, a license to the other party under the Incara Intellectual Property or the Elan Intellectual Property; and

     8.5.7 the rights of permitted third party sub-licensees in and to the Incara Intellectual Property shall survive the termination of the license and sublicense agreements granting said intellectual property rights to Newco; and Newco, Incara and Elan shall in good faith agree upon the form most advantageous to Incara and Elan in which the rights of Newco under any such licenses and sublicenses are to be held (which form may include continuation of Newco solely as the holder of such licenses or assignment of such rights to a third party or parties, including an assignment to both Incara and
            Elan).

            Any sublicense agreement between Newco and such permitted sublicensee shall permit an assignment of rights by Newco and shall contain appropriate confidentiality provisions.

9    CONFIDENTIAL INFORMATION

9.1 The Parties agree that it will be necessary, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other proprietary information relating to the Field, the Products, processes, services and business of the disclosing Party.

     The foregoing shall be referred to collectively as "Confidential Information".

9.2 Any Confidential Information disclosed by one Party to another Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's obligations under this Agreement and the JDOA and for no other purpose.

9.3 Save as otherwise specifically provided herein, each Party shall disclose Confidential Information of the other Party only to those employees, representatives and agents requiring knowledge thereof in connection with fulfilling the Party's obligations under this Agreement. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement relating to Confidential Information and their duties hereunder and to obtain their agreement hereto as a condition of receiving Confidential Information. Each Party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Confidential Information disclosed to it by the other Party. Each Party shall, upon request of the other Party, return all documents and any copies thereof containing Confidential Information belonging to, or disclosed by, such other Party.

9.4 Any breach of this Clause 9 by any person informed by one of the Parties is considered a breach by the Party itself.

9.5  Confidential Information shall be deemed not to include:

     9.5.1  information that is in the public domain;

     9.5.2 information which is made public through no breach of this Agreement;

     9.5.3 information which is independently developed by a Party as evidenced by such Party's records;

     9.5.4 information that becomes available to a Party on a non-confidential basis, whether directly or indirectly, from a source other than a Party, which source did not acquire this information on a confidential basis; or

9.6 The receiving Party will be entitled to disclose Confidential Information which the receiving Party is required to disclose pursuant to:

     9.6.1  a valid order of a court or other governmental body; or

     9.6.2  any other requirement of law;

     provided that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required.

9.7 The provisions relating to confidentiality in this Clause 9 shall remain in effect during the term of this Agreement, and for a period of [*] years following the expiration or earlier termination of this Agreement.

9.8 The Parties agree that the obligations of this Clause 9 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein.

[*] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

      Accordingly, the Parties agree that any such violation or threatened violation shall cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, each Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 9, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.

10    GOVERNING LAW AND JURISDICTION

10.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

10.2 The Parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of the Parties. In the event that such negotiations do not result in a mutually acceptable resolution within 60 days of the commencement of such negotiations, the Parties agree to consider other dispute resolution mechanisms including mediation.

      In the event that the Parties fail to agree on a mutually acceptable dispute resolution mechanism within 10 days of either Party's demand for such alternative dispute resolution, or in the event that the dispute is not resolved pursuant to any dispute resolution mechanism agreed by the Parties within 6 months, save as otherwise agreed by the Parties, any such dispute shall be finally settled by the courts of competent jurisdiction. For the purposes of this Agreement the parties submit to the non-exclusive jurisdiction of the State and Federal Courts located in the State, City and County of New York.

11    IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE

      Neither Incara nor Newco shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, intervention of a government authority, but any such delay or failure shall be remedied by such Party as soon as practicable.

12    ASSIGNMENT

      This Agreement may not be assigned by either Party without the prior written consent of the other, save that either Party may assign this Agreement to its Affiliates or subsidiaries without such prior written consent; provided that such assignment does not have any adverse tax consequences on the other Party.

13    NOTICES

13.1 Any notice to be given under this Agreement shall be sent in writing in English by registered or recorded delivery post or reputable overnight courier or telefaxed to the following addresses:

      If to Newco at:

      Clarendon House,
      2 Church St,
      Hamilton,
      Bermuda.
      Attention: Secretary
      Telephone: 441 292 9169
      Fax: 441 292 2224


      If to Incara at:

      3200 East Highway 54,
      Cape Fear Building,
      Suite 300,
      P.O. Box 14287,
      Research Triangle Park,
      North Carolina 27709
      USA.

      Attn: Chief Executive Officer
      Telephone  001 919 558 8688
      Fax:  001 919 544 1245

      with a copy to:

      Wyrick Robbins Yates Ponton LLP,
      4101 Lake Boone Trail,
      Suite 300,
      Raleigh,
      NC 27607.7506,
      USA

      Attention: Larry E. Robbins
      Telephone  001 919 781 4000
      Fax: 001 919 781 4865


      with a copy to Elan at:

      c/o Elan International Services, Ltd.
      102 St. James Court,
      Flatts, Smiths FL04,
      Bermuda.

      Attention: President
      Telephone: 441-292-9169
      Fax:       441-292-2224

      or to such other address(es) and telefax numbers as may from time to time be notified by either Party to the other hereunder in the manner set forth in Clause 13.2.

13.2 Any notice sent by mail shall be deemed to have been delivered within 7 working days after dispatch or delivery to the relevant courier and any notice sent by telefax shall be deemed to have been delivered upon confirmation of receipt. Notice of change of address shall be effective upon receipt. Notices by telefax shall also be sent by another method permitted hereunder.

14    MISCELLANEOUS

14.1  Waiver:
      -------

      No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any other breach or failure to perform or of any other right arising under this Agreement.

14.2  Severability:
      -------------

      If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:

      14.2.1 such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

      14.2.2 if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

14.3  Further Assurances:
      -------------------

      At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

14.4  Successors:
      -----------

      This Agreement shall be binding upon and enure to the benefit of the Parties hereto, their successors and permitted assigns.

14.5  No Effect on Other Agreements/Conflict:
      ---------------------------------------

      No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically referred to, and solely to the extent provided herein.

      In the event of a conflict between the provisions of this Agreement and the provisions of the JDOA, the terms of the JDOA shall prevail unless this Agreement specifically provides otherwise.

14.6  Amendments:
      -----------

      No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of each Party.

14.7  Counterparts:
      -------------

      This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

14.8  Good Faith:
      -----------

      Each Party undertakes to act reasonably in giving effect to the provisions of this Agreement.

14.9  No Reliance:
      ------------

      Each Party hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty save as expressly set out herein or in any document referred to herein.

14.10 Relationship of the Parties:
      ----------------------------

      Nothing contained in this Agreement is intended or is to be construed to constitute Incara and Newco as partners, or Incara as an employee of Newco, or Newco as an employee of Incara.

      Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

14.11 Whole Agreement:
      ----------------

      This Agreement (including the Schedules attached hereto) and the Definitive Documents set forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersede and terminate all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement and the Definitive Documents.

                                  Schedule 1
                                  ----------

                                 The Compound
                                 ------------


                                      [*]






[*] Confidential Treatment Requested; Certain Information Omittted and Filed Separately with the SEC.

                                  Schedule 2
                                  ----------

                           Incara Exhibit A Patents
                           ------------------------

Patents and Patent Applications


 .   US Patent [*], dated [*]


 .   European Patent [*], dated [*]

    (Also International [*])

    [*]




[*] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

                                  Schedule 3
                                  ----------

                           Incara Exhibit B Patents
                           ------------------------

Patents and Patent Applications

Nonexclusive Grants

 .   US Patent [*] dated [*]

    [*]

 .   US Patent [*] dated [*]

    [*]

 .   European Patent Specification [*], dated [*]

    [*]

 .   European Patent Specification [*], dated [*]

    [*]



[*] Confidential Treatment Requested; Certain Information Omitted and Filed Separately with the SEC.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement.



/s/ Clayton I. Duncan
------------------------------------
SIGNED BY
for and on behalf of
INCARA PHARMACEUTICALS CORPORATION



/s/ Stephen J. Rossiter
------------------------------------
SIGNED BY
For and on behalf of
INCARA DEVELOPMENT, LTD.



/s/ Kevin Insley
------------------------------------
AGREED TO AND ACCEPTED BY
ELAN CORPORATION, PLC.